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                                                                     Exhibit 5.1



                               November 11, 1998



Board of Directors
Hollywood Park, Inc.
1050 South Prairie Avenue
Inglewood, CA 90301

Gentlemen:

     We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of 399,524 shares of the Common Stock (the "Common Stock") of Hollywood Park, Inc., a Delaware corporation (the "Company"), issuable upon exercise of options assumed by the Company in connection with a merger between a wholly-owned subsidiary of the Company and Casino Magic Corp. Certain of the options were originally granted by Casino Magic Corp. pursuant to its 1992 Stock Incentive Option Plan (the "Plan") while the remainder were granted outside of the Plan to current and former employees and directors of Casino Magic Corp. As such counsel, we have examined the Plan and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

     Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement will be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and any amendment thereto. This opinion is furnished to you in connection with the registration of the above-described shares, is solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

                                        Very truly yours,

                                        /s/ Irell & Manella

                                        IRELL & MANELLA LLP